EXHIBIT 10.4
PepsiAmericas, Inc.
Supplemental Pension Plan

As Amended and Restated Effective January 1, 2008

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ii

Page
9.7 Legal Fees and Expenses	19
9.8 Deduction of Taxes from Amounts Payable	19
9.9 Facility of Payment	19
9.10 Merger	20
9.11 409A	20
9.12 Gender and Number	20
9.13 Invalidity of Certain Provisions	20
9.14 Headings	20
9.15 Governing Law	20

SCHEDULE A NON-GRANDFATHERED PENSION BENEFIT(S)	1

iii

PepsiAmericas, Inc. Supplemental Pension Plan

     PepsiAmericas, Inc., effective January 1, 2008 (“Effective Date”), adopts and restates the PepsiAmericas, Inc. Supplemental Pension Plan (“Plan”).
     This plan is intended, with respect to each participating employer, to be an unfunded, deferred compensation plan for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and in part to be an excess benefit plan described in section 3(36) of ERISA.
     The accruals of all benefits under this Plan generally ended December 31, 2001. Benefit accruals under the Plan totally ended on January 1, 2007, when the last Participant in the Plan completed twenty years of service. All benefit accruals under the Plan became fully vested on March 1, 2006.
     The Plan is being amended and restated effective as of January 1, 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).
ARTICLE I
DEFINITIONS
     The following sections of this Article I provide basic definitions of terms used throughout this Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms shall be deemed to have the following meanings:
     1.1 “Actuarial Equivalent” means an amount equal in value to the benefit replaced as determined (i) in accordance with the terms of the Pension Plan with respect to the determination of any form of benefit other than a single sum, or (ii) with respect to a single sum distribution, by: (A) using an assumed annual discount rate equal to the weekly average, as of the last full week of the fourth calendar month prior to the month containing the date the single sum will be paid, of the Bond Buyer’s Average of 20 Municipal Bonds, rounded to the nearest 1/4%, as published weekly by the Federal Reserve Bank of St. Louis and (B) assuming the payee lives for the duration of his life expectancy where such life expectancy is calculated according to the UP94 Mortality Table.
     1.2 “Advance Election” means a Participant’s election to receive his or her Pension Benefit as a Single Lump Sum or an Installment Form of Payment, made in compliance with the requirements of Section 5.2 of this Plan.
     1.3 “Appendix” means a written supplement attached to this Plan and made a part hereof which has been added in accordance with the provisions of this Plan.
     1.4 “Beneficiary” means, with respect to the Survivor Benefit payable upon the death of a Participant, any person designated by the Participant (actually or by default) to receive any Death Benefit which is payable with respect to the death of a Participant under the Pension Plan.

     1.5 “Trust Committee” means the Trust Committee appointed pursuant to the terms of the Trust which will have the power to manage and control the operation and administration of this Plan.
     1.6 “Board of Directors” means the board of directors of the Company or the Parent.
     1.7 “Change of Control” means, determined separately for each Participating Employer, an event which shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Parent, if one exists, or the Participating Employer in which either the Parent or the Participating Employer, respectively, is not the continuing or surviving corporation or pursuant to which shares of the Parent’s or the Participating Employer’s common stock are converted into cash, securities or other property, other than a merger in which the holders of the Parent’s or the Participating Employer’s common stock, respectively, immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all or substantially all the assets of either the Parent or the Participating Employer, or (ii) the shareholders of either the Parent or the Participating Employer shall approve any plan or proposal for such corporation’s liquidation or dissolution, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Parent, Participating Employer or their subsidiaries, or any employee benefit plan sponsored by the Parent, the Participating Employer or their subsidiaries, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of either the Parent or the Participating Employer representing twenty-five percent (25%) or more of the combined voting power of the Parent’s or the Participating Employer’s, respectively, then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Participating Employer shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Parent’s or the Participating Employer’s shareholders, respectively, of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period; provided however, notwithstanding (i), (ii), (iii) or (iv) above, the proposed transaction wherein PepsiCo, Inc. would acquire a less than fifty percent (50%) interest in the common stock of PepsiAmericas, Inc. or its successor by merger shall not constitute a “Change of Control.”
     1.8 “Company” means PepsiAmericas, Inc. or any successor entity by operation of law or any successor entity which affirmatively adopts the Plan, the Trust and the obligations of PepsiAmericas, Inc. with respect to the Plan and the Trust.
     1.9 “Compensation” means, with respect to each Participating Employer, for purposes of computing the Pension Benefit, a Participant’s “Compensation,” as defined in the Pension Plan. Notwithstanding the preceding sentence, Compensation shall be determined
     (a) without regard to the Compensation Limit;

     (b) by including a Participant’s MIC Award paid or payable during the Plan Year (whether or not payment of all or a portion of the MIC Award is deferred by the Participant to a later Plan Year) but will not include that portion of an MIC Award plus earnings paid during the same Plan Year as a result of an earlier election to defer payment of such portion of the MIC Award;
     (c) by including a Participant’s LTIP Cash Account paid or payable during the Plan Year (whether or not all or a portion of the LTIP Cash Account payment is deferred by the Participant to a later Plan Year) but will not include that portion of an LTIP Cash Account plus earnings paid during the same Plan Year as a result of an earlier election to defer payment of such portion of the LTIP Cash Account; and
     (d) by including Employee Savings Deferrals deferred during the Plan Year.
     1.10 “Compensation Committee” means the Compensation Committee of the Board of Directors.
     1.11 “Compensation Limit” means the limitation on the amount of Compensation which may be considered after application of Code section 401(a)(17).
     1.12 “Death Benefit” means a monthly (or single sum) benefit payable to a Beneficiary and determined in accordance with the Pension Plan.
     1.13 “Designated Participant” means an individual on the list of Employees set forth in an Appendix to the Pension Plan as not being an eligible employee for the purpose of the Pension Plan.
     1.14 “Effective Date” means January 1, 2008.
     1.15 “Eligible Employee” means with respect to each Participating Employer for a Plan Year regarding the Pension Benefit, each Employee who is a participant in the Pension Plan.
     1.16 “Employee” means any person who is considered to be an employee of a Participating Employer pursuant to the personnel policies of the Participating Employer; and on and after a Change of Control, who renders services as a common law employee to the Participating Employer.
     1.17 “Employee Savings Deferral” means the amount identified by the same term in, and which the Participant has contributed to, the PepsiAmericas, Inc. Executive Deferred Compensation Plan for the Plan Year.
     1.18 “Employer” means a member of the same controlled group of corporations, within the meaning of Section 414(b) and (c) of the Code, as the Company.
     1.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     1.20 “Grandfathered Pension Benefit(s)” means a Participant’s vested Pension Benefit on December 31, 2004.
     1.21 “Installment Form of Payment” means, with respect to his or her Single Lump Sum form payment the Pension Benefit, the term of five (5) years over which to pay such Single Lump Sum form of the Pension Benefit in annual installments during the 5-year period, with each installment being equal to the amount necessary to amortize such Single Lump Sum in five (5) equal installments using an interest rate equal to the discount rate that was used in determining the amount of the Single Sum Payment.
     1.22 “Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended, any subsequent Internal Revenue Code and final Treasury Regulations. If there is a subsequent Internal Revenue Code, any references herein to Internal Revenue Code sections shall be deemed to refer to comparable sections of any subsequent Internal Revenue Code.
     1.23 “Investment Grade Rating” means a rating either (a) at or above Baa3 by Moody’s Investors Service, Inc. or (b) at or above BBB by Standard & Poor’s Corporation, or the prevailing equivalent ratings at the time.
     1.24 “Long Term Incentive Plan” means the plan designated as such and adopted by each Participating Employer.
     1.25 “LTIP Cash Account” means the vested account under the Long Term Incentive Plan which is payable after the end of its vesting period and which the Participant has not elected to have paid in the form of options to purchase shares of PepsiAmericas, Inc. common stock.
     1.26 “Maximum Annual Benefit Limitation” means the limitation imposed by Code section 415 on benefits payable by defined benefit pension plans qualified under Code section 401(a) including application of the combination limitations of Code section 415(e) to cause a further reduction, if any, of such benefits.
     1.27 “Non-Grandfathered Pension Benefit(s)” means a Participant’s non-vested Pension Benefit on December 31, 2004, the amounts of which is set forth on Schedule A.
     1.28 “MIC Award” means the amount of award payable to a Participant under the PepsiAmericas, Inc. Management Incentive Compensation Plan.
     1.29 “Notice Date” means the date established by the Trust Committee as the deadline for it to receive an Advance Election or any other notification with respect to an administrative matter in order to be effective under this Plan.
     1.30 “Parent” means any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than any employee benefit plan sponsored by the Parent or a Participating Employer, (i) having directly or indirectly a beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Participating Employer representing twenty-five percent (25%) or more of the combined voting power of the Participating Employer’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors; and (ii) with an Investment Grade Rating.
     1.31 “Participant” means an Eligible Employee who begins to participate in this Plan after completing the eligibility requirements. An individual will remain a Participant until the payment of his or her Pension Benefit, if any, is completed, or made in a Single Lump Sum. A “Grandfathered Participant” means a Participant who: (a) is an Employee on December 31, 2001; (b) has attained age 50 and has ten (10) years of Continuous Service under the Pension Plan as of December 31, 2001, or who is Disabled under the Pension Plan on December 31, 2001; and (c) who is included on a list to be compiled under the Pension Plan as of January 1, 2002.
     1.32 “Participating Employer” means PepsiAmericas, Inc. and Pepsi-Cola General Bottlers, Inc.
     1.33 “Payment Date” means the date a Participant’s Retirement Benefit, or if applicable, a Beneficiary’s Death Benefit, payable from the Pension Plan is distributed or commences to be distributed. Notwithstanding the above, the Payment Date for the Non-Grandfathered Pension Benefit(s) shall be the first day of the month following the sixth month anniversary of the Participant’s Termination of Employment.
     1.34 “Pension Benefit” means the monthly (or Single Lump Sum) Pension Benefit payable under this Plan to a Participant.
     1.35 “Pension Plan” means the PepsiAmericas, Inc. Pension Plan for Salaried Employees and any Successor Plan.
     1.36 “Plan” means the PepsiAmericas, Inc. Supplemental Pension Plan, as it may be validly amended from time to time.
     1.37 “Plan Year” means the annual accounting period of this Plan which ends on each December 31.
     1.38 “Retirement Benefit” means a monthly (or single sum) accrued benefit payable under the Pension Plan.
     1.39 “Senior Vice President” means the Executive Vice President of Human Resources of PepsiAmericas, Inc., or any person who shall succeed to the functional responsibilities of said office. The Senior Vice President shall have the power and authority to act, to the extent delegated to him or her, on behalf of the Company (and all Employees) with respect to matters which relate to the Plan. The Senior Vice President may employ a representative to act on its behalf and such person shall have the authority to act within the scope of such empowerment to the full extent the Senior Vice President could have acted.
     1.40 “Single Lump Sum” means the distribution of a Participant’s total Pension Benefit in an Actuarial Equivalent present value form of a single payment.
     1.41 “Spouse” means a person who is considered the Participant’s Spouse under the Pension Plan.

     1.42 “Successor Plan” means a tax-qualified, retirement plan described in section 401(a) of the Code into which the assets and liabilities have been merged or transferred in accordance with section 414(l) of the Code and section 208 of ERISA from the Pension Plan and which provides benefits, options, features and rights, each comparable in material respects to those available in the Pension Plan.
     1.43 “Survivor Benefit” means a monthly (or Single Lump Sum) benefit payable to a Beneficiary and determined in accordance with this Plan.
     1.44 “Termination of Employment” occurs when a person ceases to be an Employee as determined by the personnel policies of the Participating Employer; provided however, transfer of employment from a Participating Employer, or from one affiliate of a Participating Employer, to another affiliate of a Participating Employer shall not constitute a Termination of Employment for purposes of this Plan. If a person would cease to be an Employee because of a Change of Control, solely for the purpose of this Plan, such person will not be considered to have incurred a Termination of Employment if the person’s successor employer, either expressly or by operation of law, assumes the Plan and Trust, the obligations and liabilities of the Plan and Trust with respect to such Participating Employer, and agrees to the responsibilities of the such Participating Employer under the Plan and Trust. For purposes of the Non-Grandfathered Pension Benefit, termination of employment means a separation from service within the meaning of Section 409A(a)(2) of the Code.
     1.45 “Trust” means the trust created by the PepsiAmericas, Inc. Benefit Trust Agreement as it may be validly amended from time to time.
ARTICLE II
PARTICIPATION
     2.1 Eligibility. Each person who has accrued a Pension Benefit as of the Effective Date shall be a Participant as of the Effective Date. No other person shall become a Participant under the Plan.
ARTICLE III
EXCESS RETIREMENT AND DEATH BENEFITS
     3.1 Amount of Pension Benefits. Effective on and after the Effective Date, a Pension Benefit (reduced by the Actuarial Equivalent of any payments under Section 5.6) will be paid under this Plan, commencing on the Payment Date and to be paid in the same form as the Retirement Benefit elected by such Participant under the Pension Plan, or if the Participant has not made such an election under the Pension Plan, then in the automatic form of payment of the Retirement Benefit, to a Participant in an annual amount payable monthly equal to the amount by which (a) exceeds (b):
     (a) The amount of the annual Retirement Benefit the Participant would have been entitled to receive under the Pension Plan (1) had the Pension Plan (and any other plan referenced by the Pension Plan for the purpose of determining an “Offset Benefit” as defined in the Pension Plan) not applied the Maximum Annual Benefit Limitation in determining benefits payable from the Pension Plan; and, if applicable, (2) had the Participant not been excluded from being an “Eligible Employee” by being listed on an Appendix to the Pension Plan (and any other plan referenced by the Pension Plan for the purpose of determining an “Offset Benefit” as defined in the Pension Plan). For purposes of this Section 3.1(a), the compensation used for determining a Retirement Benefit payable from the Pension Plan (and any other plan referenced by the Pension Plan for the purpose of determining an “Offset Benefit” as defined in the Pension Plan) shall mean Compensation as defined in this Plan for a Plan Year.
     (b) The amount of the annual Retirement Benefit payable monthly which the Participant is entitled to receive under the Pension Plan, if it were to commence on the Payment Date and to be paid in the same form of payment as (a).
     (c) Notwithstanding any provision of the Plan to the contrary, the Payment Date for the Non-Grandfathered Pension Benefit shall be the first day of the month next following the sixth month anniversary of the Participant’s Termination of Employment, and the form of payment shall be a lump sum distribution.
     3.2 Amount of Survivor Benefit. Effective on and after the Effective Date, a Survivor Benefit (reduced to reflect the Actuarial Equivalent of any payments to the Participant of the Beneficiary or to such Beneficiary under Section 5.6) will be paid under this Plan, commencing on the Payment Date and paid in the same form as the Death Benefit, to a Beneficiary of a deceased Participant in an annual amount payable monthly equal to the amount by which (a) exceeds (b):
     (a) The amount of the annual Death Benefit the Beneficiary of a deceased Participant would have been entitled to receive under the Pension Plan (1) had the Pension Plan not applied the Maximum Annual Benefit Limitation in determining benefits payable from the Pension Plan; and, if applicable, (2) had the Participant not been excluded from being an “Eligible Employee” by being listed on an Appendix to the Pension Plan. For purposes of this Section 5.2(a), the compensation used for determining a Death Benefit payable from the Pension Plan means Compensation as defined in this Plan for a Plan Year.
     (b) The amount of the annual Death Benefit payable monthly which the Beneficiary of a deceased Participant is entitled to receive under the Pension Plan commencing on the Payment Date and paid in the same form of payment as (a).
     (c) Notwithstanding any provision of the Plan to the contrary, the Non-Grandfathered Pension Benefit shall be paid to the Beneficiary in a lump sum 120 days following the death of the Participant.
     3.3 Pre-Effective Date Benefits. Any Pension Benefit or Survivor Benefit accrued by a Participant prior to January 1, 2001, who never became an Eligible Employee after January 1, 2001, shall be determined and paid solely under the terms of the ERP as it existed prior to January 1, 2001.

     3.4 Benefits Transferred from PEP. Effective as of January 1, 2001, this Plan assumes, in Sections 3.1 and 3.2, the liabilities and obligations as of January 1, 2001, accrued by a Participant as of January 1, 2001, under the PepsiCo Pension Equalization Plan, but only if and to the extent there was a transfer of liabilities and assets to the Pension Plan from the PepsiCo Salaried Employees Retirement Plan prior to January 1, 2002, with respect to such Participant.
     3.5 Freezing of Benefits. Notwithstanding anything in this Plan to the contrary, a Participant’s Pension Benefit or a Beneficiary’s Survivor Benefit shall be calculated by freezing each at their December 31, 2001 levels; provided however, that the Pension Benefit and Survivor Benefit with respect to a Participant who is a Grandfathered Participant shall be calculated by freezing only the Compensation of such a Participant as of their December 31, 2001 levels. Benefit accruals ceased on January 1, 2007 when the last Grandfathered Participant completed twenty years of service under the Pension Plan.
ARTICLE IV
VESTING AND FORFEITURES
     4.1 Fully Vested Deferral Accounts.
     A Participant shall be fully vested and have a nonforfeitable right to his or her Pension Benefit at the same time and to the same extent as the Participant’s Retirement Benefit is vested under the Pension Plan. All Participants in the Plan were fully vested in their Pension Benefit on March 1, 2006.
ARTICLE V
DISTRIBUTIONS
     Benefits payable under this Plan shall be paid in the form and time prescribed below.
     5.1 Form and Timing of Distributions. This section shall govern the form and timing of distributions of Pension Benefits that begin on or after the Effective Date. The provisions of this Section 5.1 are in all cases subject to the cashout rules set forth in Section 5.4, and the provisions governing the Non-Grandfathered Pension Benefit(s).
     (a) No Advance Election: This subsection shall apply to a Participant who does not have an Advance Election in effect as of the close of business on the day before his or her Termination of Employment and for whom Sections 5.6 and 5.7 do not apply. Subject to the next sentence, a Participant described in this subsection shall be paid his or her Pension Benefit in the same form and at the same time as he or she is paid his or her Retirement Benefit under the Pension Plan (disregarding that portion of the Retirement Benefit paid in a Single Lump Sum). If a Participant’s Payment Date occurs while he or she is still an employee of the Participating Employer (because of the time of payment provisions in Code Section 401(a)(9)), payment under the Plan shall not begin until the first of the month next following the Participant’s Termination of Employment and the form of payment under this Plan shall remain the Installment Form of Payment for fifteen (15) years.

     (b) Advance Election in Effect: This subsection shall apply to a Participant: (i) who has an Advance Election in effect as of the close of business on the day before his or her Termination of Employment, (ii) whose Termination of Employment is after the Effective Date, and (iii) if Sections 5.6 or 5.7 do not apply. To be in effect, an Advance Election must meet the advance receipt and other requirements of Section 5.2.
     (1) Lump Sum Election: If a Participant covered by this subsection has an Advance Election to receive a Single Lump Sum in effect as of the close of business on the day before his or her Termination of Employment, the Participant’s Pension Benefit under the Plan shall be paid as a Single Lump Sum as of the first of the month coincident with or next following his or her Termination of Employment.
     (2) Installment Election: If a Participant covered by this subsection has an Advance Election to receive an Installment Form of Payment in effect as of the close of business on the day before his or her Termination of Employment, the Participant’s Pension Benefit under the Plan shall be paid in an Installment Form of Payment beginning on the first of the month coincident with or next following his or her Termination of Employment.
     (c) Non-Grandfathered Benefit(s): Notwithstanding any provision of the Plan to the contrary, a Participant’s Non-Grandfathered Pension Benefit shall be paid in a lump sum on the date specified in Section 3.1(c).
     5.2 Procedures for Elections. This section sets forth the procedures for making Advance Elections. Notwithstanding any provisions of the Plan to the contrary, Advance Elections shall not be permitted for Non-Grandfathered Pension Benefit(s).
     (a) In General: To qualify as an Advance Election for purposes of Section 5.1, an election must be made in writing, on the form designated by the Trust Committee, and must be signed by the Participant. These requirements also apply to any revocations of such elections. Spousal consent is not required for any election (or revocation of election) under the Plan.
     (b) Advance Election: To qualify as an Advance Election, an election must be made on or after the Effective Date, and meet the following requirements:
     (1) Election: The Participant shall designate on the Advance Election form whether the Participant elects to take his Retirement Benefit in the form of an Installment Form of Payment or a Single Lump Sum.
     (2) Receipt by Trust Committee: The Advance Election must be received by the Trust Committee before the start of the calendar year containing the Participant’s Termination of Employment, and at least six (6) months before the Termination of Employment. An election that meets the foregoing requirements shall remain effective until it is changed or revoked.

     (3) Change or Revocation of Election: A Participant may change an Advance Election by filing a new Election that meets the foregoing requirements. A Participant may revoke an Advance Election only by filing a revocation that is received by the Trust Committee before the start of the calendar year containing the Participant’s Termination of Employment, and at least six (6) months before the Termination of Employment.
     Any Advance Election by a Participant shall be void if the Participant is not entitled to a Pension Benefit.
     (c) Non-Grandfathered Benefit(s): No Advance Election shall be permitted for the Non-Grandfathered Benefit(s). Payment shall be made in accordance with Section 5.1(c).
     5.3 Survivor Benefit. This section shall govern the form and timing of distributions of Survivor Benefits that begin on or after the Effective Date. The provisions of this Section 5.3 are in all cases subject to the cashout rules set forth in Section 5.4. The Survivor Benefit payable to the Beneficiary of a Participant who is entitled to a Pension Benefit and who dies on or after the Participant’s Payment Date shall be in the form selected by the Participant commencing as of such Payment Date. Where a Participant who is entitled to a Pension Benefit dies prior to his Payment Date, the form of payment of his or her Spouse’s Survivor Benefit shall be the same as the form of payment of any Death Benefit payable under the Pension Plan.
     Notwithstanding any provision of the Plan to the contrary, the Non-Grandfathered Pension Benefit payable on the death of the Participant shall be payable in accordance with Section 3.2(c).
     5.4 Cashout Distributions.
     (a) Distribution of Participant’s Pension Benefit: If at a Participant’s Termination of Employment, the Single Lump Sum value of the Participant’s Pension Benefit is equal to or less than $20,000, the Trust Committee shall distribute to the Participant such Single Lump Sum value.
     (b) Distribution of Pre-Retirement Spouse’s Survivor Benefit: If at the Participant’s date of death, the Single Lump Sum value of the Beneficiary’s Survivor Benefit to be paid is equal to or less than $20,000, the Trust Committee shall distribute to the Beneficiary such Single Lump Sum.
Any Single Lump Sum distributed under this section shall be in lieu of the Pension Benefit or Survivor Benefit that otherwise would be distributable to the Participant or Beneficiary hereunder.
     5.5 Prior to 2001. The timing and form of payment of a Pension Benefit or Survivor Benefit with respect to a Participant or Beneficiary as of any date of determination prior to January 1, 2001, shall be determined by the terms and provisions of the ERP as of such date.

     5.6 Payments of Pension and Survivor Benefit Due to an Investment Grade Rating Change. Notwithstanding Sections 5.1 or 5.3, the following shall apply:
     (a) Pension Benefit Prior to Payment Date. If, prior to a Change of Control or more than three (3) years after a Change of Control, either (1) the Participating Employer or (2) the Parent, is rated below an Investment Grade Rating and the Participant’s Payment Date has not occurred, then on such date of rating below Investment Grade Rating, and on each December 31 after such date and prior to the date the Participating Employer and the Parent both have an Investment Grade Rating, a single sum payment shall be made immediately to such Participant of the amount by which the Actuarial Equivalent of (1) exceeds the sum of (2) plus (3):
     (1) the amount determined in Section 3.1(a) based upon the assumption that (A) the Participant has a nonforfeitable right to his Retirement Benefit from the Pension Plan, (B) the Participant incurs a Termination of Employment as of the date of determination, and (C) the Retirement Benefit payable from the Pension Plan would commence upon the earliest date of payment allowed under the Pension Plan immediately following such Termination of Employment.
     (2) the Actuarial Equivalent of the amount determined in Section 3.1(b) based upon the same assumptions as those in Section 5.6(a)(1).
     (3) the Actuarial Equivalent of amounts paid to such Participant based on any prior determination date pursuant to Section 5.6(a)(1).
     (b) Pension Benefit After Payment Date. On or after the Payment Date of a Participant’s Pension Benefit, if either (1) the Participating Employer or (2) the Parent is rated below an Investment Grade Rating, then a Single Lump Sum payment of such unpaid Pension Benefit shall be made immediately to such Participant.
     (c) Survivor Benefit. If either (1) the Participating Employer or (2) the Parent is rated below an Investment Grade Rating, then a Beneficiary who is receiving, or would as of such date otherwise be eligible to commence to receive a Survivor Benefit shall be paid immediately an Single Lump Sum payment of such unpaid Survivor Benefit.
     (d) Non-Grandfathered Benefit. This Section 5.6 shall not apply to the Non-Grandfathered Pension Benefit.
     5.7 Payment of Pension Due to a Change of Control. On and after a Change of Control involving the Parent or a Participating Employer and notwithstanding Sections 5.1 or 5.3, the following shall apply:
     (a) Termination of Employment. Upon Termination of Employment of a Participant within three (3) years following a Change of Control, a single sum payment shall be made immediately to such Participant of the amount by which the Actuarial Equivalent of (1) exceeds (2) plus (3):

     (1) the amount determined in Section 3.1(a) based upon the assumption that (A) the Participant has a nonforfeitable right to his Retirement Benefit from the Pension Plan, (B) the Participant’s early Retirement Benefit under the Pension Plan is determined using the Table of reduction factors that would have been available to such Participant had he or she not incurred a Termination of Employment until the third (3rd) anniversary of the Change of Control date and based upon the Participant’s age as of the Payment Date, and (C) the Retirement Benefit payable from the Pension Plan would commence upon the earliest date of payment allowed under the Pension Plan.
     (2) the Actuarial Equivalent of the amount determined in Section 3.1(b) based upon the same assumptions as those in Section 5.7(a)(1) except (A).
     (3) the Actuarial Equivalent of any amounts previously paid to the Participant under Section 5.6.
     (b) Investment Grade Rating Within Three Years. If, within three (3) years following a Change of Control, either (1) the Participating Employer or (2) the Parent, if any, is rated below an Investment Grade Rating, then a Single Lump Sum payment shall be made immediately to such Participant of an amount determined in Section 5.7(a) hereof as if such Participant had incurred a Termination of Employment as of such date the rating drops below an Investment Grade Rating.
     (c) Non-Grandfathered Benefit. This Section 5.7 shall not apply to the Non-Grandfathered Pension Benefit.
ARTICLE VI
AMENDMENT
     6.1 Prior to a Change of Control. The Company reserves the right to amend this Plan with respect to the Pension Benefit (or Survivor Benefit) accrued as a liability of each Participating Employer from time to time by action of its Senior Vice President, but without the written consent of each Participant and Beneficiary of a deceased Participant, no such action may reduce or relieve the Participating Employer of any obligation with respect to any Pension Benefit (or Survivor Benefit) accrued by such Participant (or Beneficiary) as of the date of such amendment, except to the extent such amendment is required by written opinion of counsel to the Company to avoid recognition of income by a Participant or Beneficiary subject to federal income taxation.
     6.2 After a Change of Control. This Plan may not be amended with respect to the Pension Benefit (or Survivor Benefit) accrued as a liability of each Participating Employer maintained by a Participating Employer following a Change of Control for that Participating Employer without the consent of affected Participants of such Participating Employer; however, this Section 6.2 will not apply to the Pension Benefit (or Survivor Benefit) accrued as a liability by Participating Employers not involved in a Change of Control.

ARTICLE VII
TERMINATION
     The Company, by action of the Board of Directors, reserves the right to terminate this Plan with respect to the Pension Benefit (or Survivor Benefit) accrued as a liability of each Participating Employer, provided the Participating Employer pays to each Participant and Beneficiary, on such date of termination of this Plan, the Single Lump Sum value of a Participant’s unpaid Pension Benefit (or of a Beneficiary’s unpaid Survivor Benefit) as of the date of termination shall be paid as soon as administratively possible; provided however, for this purpose a Participant’s Pension Benefit shall be equal to the amount by which the Actuarial Equivalent of (1) exceeds (2) plus (3):
     (1) the amount determined in Section 3.1(a) based upon the assumption that (A) the Participant has a nonforfeitable right to his Retirement Benefit from the Pension Plan, (B) the Participant’s early Retirement Benefit under the Pension Plan is determined using the Table of reduction factors that would have been available to such Participant had he or she not incurred a Termination of Employment until the day preceding his or her sixty-fifth (65th) birthday and based upon the Participant’s age as of the Payment Date, and (C) benefits payable from the Pension Plan would commence upon the earliest date of payment allowed under the Pension Plan.
     (2) the Actuarial Equivalent of the amount determined in Section 3.1(b) based upon the same assumptions as those in subsection (a)(1) above except (A).
     (3) the Actuarial Equivalent of any amounts previously paid to the Participant under Section 5.6.
     Notwithstanding the above, except as permitted under Section 409A of the Code, payment of the Non-Grandfathered Pension Benefit following the termination of the Plan shall be made in a lump sum on the first day following the one year anniversary of the termination of the Plan.
ARTICLE VIII
ADMINISTRATION
     8.1 Authority to Administer Plan. The Plan shall be administered by the Trust Committee, which shall have the authority to interpret the Plan and issue such regulations as it deems appropriate. The Trust Committee shall maintain Plan records and make benefit calculations, and may rely upon information furnished it by the Participant in writing, including the Participant’s current mailing address, age and marital status. The Trust Committee’s interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.

     8.2 Facility of Payment. Whenever, in the Trust Committee’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Trust Committee may make payments to such person or to the legal representative of such person for his or her benefit, or the Trust Committee may apply the payment for the benefit of such person in such manner as it considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.
     8.3 Claims Procedure.
     (a) Definitions. For purposes of this Section 8.3, the following words or phrases in quotes when capitalized will have the meaning set forth below:
     (1) “Adverse Benefit Determination” means a denial, reduction or the termination of, or a failure to provide or make payment (in whole or in part) with respect to a Claim for a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a Participant’s or Beneficiary’s eligibility to participate in the Plan.
     (2) “Claim” means a request for a benefit or eligibility to participate in the Plan, made by a Claimant in accordance with the Plan’s procedures for filing Claims, as described in this Section 8.3.
     (3) “Claimant” is defined in Section 8.3(b)(2).
     (4) “Notice” or “Notification” means the delivery or furnishing of information to an individual in a manner that satisfies applicable Department of Labor regulations with respect to material required to be furnished or made available to an individual.
     (5) “Relevant Documents” include documents, records or other information with respect to a Claim that:
     (A) were relied upon by the Trust Committee in making the benefit determination;
     (B) were submitted to, considered by or generated for, the Trust Committee in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon by the Trust Committee in making the benefit determination;
     (C) demonstrate compliance with administrative processes and safeguards required in making the benefit determination; or
     (D) constitute a statement of policy or guidance with respect to the Plan concerning the denied benefit for the Participant’s circumstances,

without regard to whether such advice was relied upon by the Trust Committee in making the benefit determination.
     (b) Procedure for Filing a Claim. In order for a communication from a Claimant to constitute a valid Claim, it must satisfy the following paragraphs (1) and (2) of this paragraph (b).
     (1) Any Claim submitted by a Claimant must be in writing on the appropriate Claim form (or in such other manner acceptable to the Trust Committee) and delivered, along with any supporting comments, documents, records and other information, to the Trust Committee in person, or by mail postage paid, to the address for the Trust Committee.
     (2) Claims and appeals of denied Claims may be pursued by a Participant or an authorized representative of the Participant (each of whom will be referred to in this section as a “Claimant”). However, the Trust Committee may establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a Participant.
     (c) Initial Claim Review. The initial Claim review will be conducted by the Trust Committee, with or without the presence of the Claimant, as determined by the Trust Committee in its discretion. The Trust Committee will consider the applicable terms and provisions of the Plan and amendments to the Plan, information and evidence that is presented by the Claimant and any other information it deems relevant. In reviewing the Claim, the Trust Committee will also consider and be consistent with prior determinations of Claims from other Claimants who were similarly situated and which have been processed through the Plan’s claims and appeals procedures within the past 24 months.
     (d) Initial Benefit Determination.
     (1) The Trust Committee will notify the Claimant of the Trust Committee’s determination within a reasonable period of time, but in any event (except as described in paragraph (2) below) within 90 days after receipt of the Claim by the Trust Committee.
     (2) The Trust Committee may extend the period for making the benefit determination by 90 days if it determines that such an extension is necessary due to matters beyond the control of the Plan and if it notifies the Claimant, prior to the expiration of the initial-90 day period, of circumstances requiring the extension of time and the date by which the Trust Committee expects to render a decision.
     (e) Manner and Content of Notification of Adverse Benefit Determination.
     (1) The Trust Committee will provide a Claimant with written or electronic Notice of any Adverse Benefit Determination, in accordance with applicable Department of Labor regulations.

     (2) The Notification will set forth in a manner calculated to be understood by the Claimant:
     (A) The specific reason or reasons for the Adverse Benefit Determination;
     (B) Reference to the specific provision(s) of the Plan on which the determination is based;
     (C) Description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary; and
     (D) A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review.
     (f) Procedure for Filing a Review of an Adverse Benefit Determination.
     (1) Any appeal of an Adverse Benefit Determination by a Claimant must be brought to the Trust Committee within 60 days after receipt of the Notice of the Adverse Benefit Determination. Failure to appeal within such 60-day period will be deemed to be a failure to exhaust all administrative remedies under the Plan. The appeal must be in writing utilizing the appropriate form provided by the Trust Committee (or in such other manner acceptable to the Trust Committee); provided, however, that if the Trust Committee does not provide the appropriate form, no particular form is required to be utilized by the Participant. The appeal must be filed with the Trust Committee at the address listed in the Summary Plan Description.
     (2) A Claimant will have the opportunity to submit written comments, documents, records and other information relating to the Claim.
     (g) Review Procedures for Adverse Benefit Determinations.
     (1) The Trust Committee will provide a review that takes into account all comments, documents, records and other information submitted by the Claimant without regard to whether such information was submitted or considered in the initial benefit determination.
     (2) The Claimant will be provided, upon request and free of charge, reasonable access to and copies of all Relevant Documents.
     (3) The review procedure may not require more than two levels of appeals of an Adverse Benefit Determination.

     (h) Timing and Notification of Benefit Determination on Review. The Trust Committee will notify the Claimant within a reasonable period of time, but in any event within 60 days after the Claimant’s request for review, unless the Trust Committee determines that special circumstances require an extension of time for processing the review of the Adverse Benefit Determination. If the Trust Committee determines that an extension is required, written Notice will be furnished to the Claimant prior to the end of the initial 60-day period indicating the special circumstances requiring an extension of time and the date by which the Trust Committee expects to render the determination on review, which in any event will be within 60 days from the end of the initial 60-day period. If such an extension is necessary due to a failure of the Claimant to submit the information necessary to decide the Claim, the period in which the Trust Committee is required to make a decision will be tolled from the date on which the notification is sent to the Claimant until the Claimant adequately responds to the request for additional information.
     (i) Manner and Content of Notification of Benefit Determination on Review.
     (1) The Trust Committee will provide a written or electronic Notice of the Plan’s benefit determination on review, in accordance with applicable Department of Labor regulations.
     (2) The Notification will set forth:
     (A) The specific reason or reasons for the Adverse Benefit Determination;
     (B) Reference to the specific provision(s) of the Plan on which the determination is based;
     (C) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all Relevant Documents; and
     (D) A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review.
     (j) Statute of Limitations. No cause of action may be brought by a Claimant who has received an Adverse Benefit Determination later than two years following the date of such Adverse Benefit Determination.
     8.4 Notices to Participants, Etc. Any notice, report or statement given, made, delivered or transmitted to a Participant or any other person entitled to or claiming benefits under the Plan will be deemed to have been duly given, made or transmitted when sent via messenger, delivery service, facsimile or mailed by first class mail with postage prepaid and addressed to the Participant or such person at the address last appearing on the records of the Trust Committee. A Participant or other person may record any change of his or her address from time to time by following the procedures established by the Trust Committee.

     8.5 Notices to Trust Committee. Any written direction, notice or other communication from Participants or any other person entitled to or claiming benefits under the Plan to the Trust Committee will be deemed to have been duly given, made or transmitted either when delivered to such location as will be specified upon the forms prescribed by the Trust Committee for the giving of such direction, notice or other communication or when otherwise received by the Trust Committee.
ARTICLE IX
MISCELLANEOUS PROVISIONS
     9.1 Expenses. The expenses of administering this Plan shall be borne by each Participating Employer, as determined by the Trust Committee.
     9.2 Indemnification and Exculpation. The members of the Trust Committee, its agents and officers, directors and employees of the Company and each Participating Employer shall be indemnified and held harmless by each Participating Employer against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Participating Employer’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.
     9.3 Funding. While all benefits payable under this Plan with respect to Participants of a Participating Employer constitute general corporate obligations, the Company may establish a separate irrevocable grantor trust for the benefit of all Participants, which trust shall be subject to the claims of the general creditors of each Participating Employer in the event of such corporation’s insolvency, to be used as a reserve for the discharge of that Participating Employer’s obligations under this Plan to its Participants. Any payments made to a Participant under the separate trust for his or her benefit shall reduce dollar for dollar the amount payable to the Participant from the general assets of the Participating Employer. The amounts payable under this Plan shall be reflected on the accounting records of the Participating Employer with respect to its Participants but shall not be construed to create or require the creation of a trust, custodial, or escrow account, except as described above in this Section. No Participant (or Beneficiary of a Participant) shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Participating Employer may purchase, establish, or accumulate to aid in providing benefits under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between the Company, a Participating Employer, the Parent or Compensation Committee and a Participant, Beneficiary or any other person. Neither a Participant nor Beneficiary shall acquire any interest greater than that of an unsecured, general creditor. Neither the Company, the Parent nor another Participating Employer will have any liability for the Pension Benefit (or Survivor Benefit) of a Participant of a different Participating Employer, nor will the assets of any trust held for the benefit of the Company or another Participating Employer be used to pay the Pension Benefit (or Survivor Benefit) of a Participant of a different Participating Employer.

     9.4 Corporate Action. Any action required of or permitted by the Company under this Plan shall be by resolution of its Board of Directors, the Compensation Committee or any person or persons authorized by resolution of such Compensation Committee.
     9.5 Interests not Transferable. Amounts payable under the Plan or the right to receive future benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, including any assignment or alienation in connection with a divorce, separation, child support or similar arrangement, shall be null and void and not binding on a Participating Employer. A Participating Employer shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.
     9.6 Effect on Other Benefit Plans. Amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of a qualified pension plan maintained by the Company, the Parent or any Participating Employer. The treatment of such amounts under other employee benefits plans shall be determined pursuant to the provisions of such plans.
     9.7 Legal Fees and Expenses. After a Change of Control, the Participating Employer involved in the Change of Control shall pay all reasonable legal fees and expenses which the Participant or a Beneficiary may incur as a result of the Participating Employer’s contesting the validity, enforceability or the Participant’s interpretation of, or determinations made under, this Plan or the Trust with respect to Pension Benefits (or Survivor Benefits) of that Participating Employer.
     9.8 Deduction of Taxes from Amounts Payable.
     (a) Distribution. The Participating Employer shall deduct from the amount to be distributed such amount as the Participating Employer, in its sole discretion, deems proper to protect the Participating Employer against liability for the payment of death, succession, inheritance, income, or other taxes, and out of money so deducted, the Participating Employer may discharge any such liability and pay the amount remaining to the Participant, the Beneficiary or the deceased Participant’s estate, as the case may be.
     (b) Withholding. The Participating Employer may withhold whatever taxes (including FICA, state or federal taxes) it, in its sole discretion, deems proper to protect the Participating Employer against liability for the payment of such withholding taxes and out of the money so deducted, the Participating Employer may discharge any such liability. Withholding for this purpose may come from any wages due to the Participant, or if none, from the Participant’s Pension Benefit hereunder.
     9.9 Facility of Payment. If a Participant or Beneficiary is declared an incompetent or is a minor and a conservator, guardian, or other person legally charged with his or her care has been appointed, any benefits to which such Participant or Beneficiary is entitled shall be payable to such conservator, guardian, or other person legally charged with his or her care. The decision of the Trust Committee in such matters shall be final, binding, and conclusive upon the

Company, Participating Employer and upon each Participant, Beneficiary, and every other person or party interested or concerned. The Company, Participating Employer and the Trust Committee shall not be under any duty to see to the proper application of such payments.
     9.10 Merger. This Plan shall be binding and enforceable with respect to the obligation of each Participating Employer against any successor to such Participating Employer by operation of law or by express assumption of the Plan, and such successor shall be substituted hereunder for the Participating Employer.
     9.11 409A. The Non-Grandfathered Benefit(s) under the Plan are intended and shall be construed to meet the requirements of Section 409A of the Code.
     9.12 Gender and Number. Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine, and singular the plural.
     9.13 Invalidity of Certain Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and this Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.
     9.14 Headings. The headings or articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.
     9.15 Governing Law. This Plan shall be governed by the laws of the State of Minnesota.
Dated: December 29, 2008

PepsiAmericas, Inc.
By:	/s/ Anne D. Sample
Title: Executive Vice President of Human Resources

SCHEDULE A
Non-Grandfathered Pension Benefit(s)

Non-Grandfathered
Name of Participant	Monthly Pension Benefit
Holmes, Michael	$30.98
Nehs, William	$29.70
Rogers, James	$223.31
The above Participants are only entitled to receive their monthly benefit paid in a lump sum on the Payment Date as defined in Section 1.33 of the Plan.

A-1